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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2003

CASELLA WASTE SYSTEMS, INC.
(Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation)	000-23211 (Commission File Number)	03-0338873 (IRS Employer Identification No.)
25 Greens Hill Lane, Rutland, Vermont (Address of Principal Executive Offices)		05701 (Zip Code)
Registrant's telephone number, including area code: (802) 775-0325
(Former name or former address, if changed since last report)

Item 5.    Other Events and Required FD Disclosure.

        On January 24, 2003, Casella Waste Systems, Inc. (the "Company") completed its previously announced offering of $150.0 million in aggregate principal amount of its 9.75% Senior Subordinated Notes due 2013 (the "Notes"). The Notes were sold in a private placement to qualified institutional investors pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended (the "Securities Act"). Net proceeds to the Company were approximately $144.0 million. The indenture governing the Notes is attached as Exhibit 4.1 hereto and is incorporated herein by reference.

        The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        This report does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offer of the Notes was made only by means of the private offering circular.

        Also on January 24, 2003, the Company entered into a Second Amended and Restated Revolving Credit and Term Loan Agreement (the "New Senior Secured Credit Facilities") with a group of financial institutions, with Fleet National Bank and Bank of America, N.A. acting as administrative agent and syndication agent, respectively. The New Senior Secured Credit Facilities provide for aggregate borrowings by the Company of up to $325.0 million (subject to increase in accordance with the terms thereof), consisting of a $150.0 million term loan and a $175.0 million revolving credit facility. Attached as Exhibit 10.1 hereto is a copy of the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated January 24, 2003.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

  (c)
  Exhibits.

    See Exhibit Index attached hereto.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CASELLA WASTE SYSTEMS, INC.
By:	/s/ RICHARD NORRIS Name: Richard Norris Title: Chief Financial Officer
Date: January 24, 2003

EXHIBIT INDEX

Exhibit Number	Description
4.1
Indenture, dated January 24, 2003, by and among Casella Waste Systems, Inc., the Guarantors named therein and U.S. Bank National Association, as Trustee, relating to the 9.75% Senior Subordinated Notes due 2013.
10.1
Second Amended and Restated Revolving Credit and Term Loan Agreement, dated January 24, 2003, by and among Casella Waste Systems, Inc. and its Subsidiaries (other than Excluded Subsidiaries), the lending institutions party thereto and Fleet National Bank, individually and as administrative agent, and Bank of America, N.A., individually and as syndication agent, with Fleet Securities, Inc. and Banc of America Securities LLC acting as Co-Arrangers.

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EXHIBIT INDEX